CONTACT:	Connie Hamblin (616) 772-1800	RELEASE: October 21, 2008

GENTEX REPORTS THIRD QUARTER RESULTS

        ZEELAND, Michigan, October 21, 2008 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported results for the third quarter ended September 30, 2008. The Company also announced that it repurchased approximately 2.5 million shares of its stock during the third quarter of 2008.

        For the third quarter of 2008, the Company’s net sales declined by six percent to $153.1 million compared with $162.5 million in the third quarter of 2007. The gross margin declined on a year-over-year basis from 35.1 percent in the third quarter of 2007 to 30.5 percent in the third quarter of 2008, primarily due to decreased top line revenues, resulting in the Company’s inability to leverage its fixed overhead costs, annual customer price reductions, and production inefficiencies as a result of last-minute customer order reductions, which were partially offset by purchasing cost reductions. Each negative and positive factor is estimated to have impacted the gross profit margin by approximately one to two percentage points.

        Net income in the third quarter of 2008 declined by 49 percent compared with the same quarter last year, primarily due to the reduced operating margin and decrease in total other income (expense), as a result of the performance of the Company’s investment portfolio in current market conditions. The Company reported net income of $15.1 million compared with $29.8 million for the third quarters of 2008 and 2007, respectively. Earnings per diluted share were 11 cents in the third quarter of 2008 compared with 21 cents in the third quarter of 2007.

        For the first nine months of 2008, net sales increased by four percent to $501.5 million compared with $483.2 million in the first nine months of 2007. Net income decreased by 20 percent for the first nine months of 2008 compared with the same period in 2007, primarily due to the decrease in total other income (expense) and the reduced operating margin. Net income for the first nine months of 2008 was $72.5 million compared with $90.3 million for the first nine months of 2007. Earnings per diluted share were 51 cents for the first nine months of 2008 compared with 63 cents for the first nine months of 2007.

        “The third quarter of 2008 is one of the toughest quarters that Gentex has experienced since the early ‘90s,” said Gentex Chairman and Chief Executive Officer Fred Bauer. “The ‘perfect storm’ has been created with the global automotive industry experiencing record declines in sales levels, resulting in significant production cuts on their part, coupled with the global financial credit crisis.

        “However, while we are operating in an industry that is experiencing the most significant production declines in nearly 20 years, particularly at the ‘Detroit Three’, the Company’s global diversification was its saving grace during the quarter,” said Bauer. “Our auto-dimming mirror units shipped overseas increased by 13 percent in the third quarter, offset by a 27 percent decline in North American auto-dimming mirror unit shipments.

        “Even though the Company reported lower revenues and net income, I’m pleased that the Company began to diversify globally long before it was ‘the thing to do,’” said Bauer. “For the first nine months of the year, our unit shipments to automakers headquartered outside North America represented 76 percent of our total automotive unit shipments.”

        Bauer said that despite the very volatile market conditions, the Company plans to continue investing for the future.

        “Our engineering, research and development expenses increased by about 12 percent (excluding Muth litigation expense of $1.6 million in the third quarter of 2007) in the third quarter of 2008 compared with the same period in the prior year, and we estimate that those expenses will continue to increase by approximately 10-15 percent on an annualized basis,” said Bauer. “We have to continue to invest for the future, otherwise we will not have new products or programs in the upcoming years. We have always managed the Company with a long-term perspective for our shareholders. The economic environment that we are experiencing will pass, and the Company has some exciting products that are in production or in the development stages. Our strong balance sheet speaks for itself, including the fact that we remain debt free, and we continue to believe that we have a great future ahead of us,” Bauer concluded.

Share Repurchase Plan

        During the third quarter, the Company repurchased 2.5 million shares at a cost of approximately $39.7 million. The Company has a share repurchase plan in place with authorization to repurchase up to 28 million shares of the Company’s stock. To date, including the prior share repurchases, the Company has repurchased approximately 23.9 million shares, leaving approximately 4.1 million shares authorized to be repurchased under the plan.

Unit Shipments and Revenues

        Total auto-dimming mirror unit shipments for the third quarter of 2008 decreased by five percent and the Company’s top line growth decreased by six percent for that same period, when comparing each with the third quarter of 2007. Automotive revenues decreased by six percent in the third quarter to $147.3 million and increased by four percent for the first nine months of 2008, compared with the same prior-year period.

        For the third quarter of 2008, automatic-dimming mirror unit shipments in North America decreased by 27% compared with the same period in 2007, primarily as a result of significantly lower light vehicle production. North American light vehicle production decreased by 16% in the third quarter of 2008 compared with the same prior-year period. The declines in light vehicle production were highly concentrated in the light truck and sport/utility vehicle segment of the market. During the third quarter of 2008, vehicle production was down by 45 percent on a major truck/SUV platform that offers both interior and exterior Gentex auto-dimming mirrors, and total light truck/SUV production in North America declined by 32 percent during the quarter as certain manufacturers significantly reduced or ceased production at several plants in response to poor sales of those vehicles.

        For the first nine months of 2008, total auto-dimming mirror unit shipments increased by two percent and automotive revenues increased by four percent to $484.2 million. The primary reason for the lower growth rate during that period was due to the light truck/SUV production declines mentioned above, plus the impact of the UAW strikes in the first and second quarters of calendar 2008. The strikes impacted automotive revenues by approximately $8.3 million for those periods.

        Increased unit shipments to European and Asian automakers partially offset those two negative factors. Increased penetration of interior auto-dimming mirrors at certain of the Company’s European and Asian automotive customers was the primary factor in achieving a 13 percent increase in offshore auto-dimming mirror unit shipments during the third quarter of 2008, when comparing it with the third quarter of 2007. Light vehicle production in Europe decreased by one percent in the third quarter of 2008, and increased by one percent in Japan and Korea in the third quarter of 2008, compared with the same period last year.

        Automatic-dimming mirror unit shipments to offshore customers increased by 14 percent in the first nine months of 2008 compared with the same period last year. Light vehicle production in Europe increased by three percent for the first nine months of 2008 compared with the same period last year. Light vehicle production in Japan and Korea also increased by three percent for the first nine months of 2008 compared with the same prior-year period.

        Fire Protection revenues decreased by seven percent to $5.6 million for the third quarter of 2008 compared with the same period last year. Fire Protection revenues decreased by seven percent to $17.1 million for the first nine months of 2008 compared with the same period last year. The decreased revenues during both periods were primarily due to the weak commercial construction market.

Future Estimates

        Gentex Senior Vice President Enoch Jen provided certain guidance for the fourth quarter of 2008.

        “Unfortunately, it seems that the automotive environment is going to get worse before it gets better,” said Jen. “Based on CSM Worldwide’s mid-October light vehicle production forecast, we currently expect our top line revenue to decline by approximately 15 percent in the fourth quarter of 2008 compared with the fourth quarter of 2007. Light vehicle production is expected to decline by 19 percent in North America (including a 32 percent decline in light truck/SUV production), 11 percent in Europe and seven percent in Japan and Korea for the fourth quarter of 2008.

        “A number of our automotive customers are planning significant extended holiday plant shutdowns, and given the significant uncertainties in the marketplace, we believe that there is potentially more downside than upside to current forecasted global light vehicle production levels,” said Jen.

        “Our hope is that the actions that have recently been taken by the Federal Government will help the global financial crisis and banks will begin to make it easier for many people to obtain auto and housing loans. Until macroeconomic factors improve and consumer confidence is restored, we expect that conditions in the automotive markets will not markedly improve.”

        Jen said that the Company currently expects its gross margin in the fourth quarter to be approximately 29 percent, primarily depending upon top line revenues, purchasing cost reductions, and the depth of global light vehicle production cuts.

        The Company’s current fourth quarter 2008 forecast is based on CSM’s mid-October forecast for light vehicle production of 3.0 million units for North America, 5.0 million units for Europe and 3.8 million units for Japan and Korea. The Company’s current calendar year 2008 forecast is based on CSM’s 2008 calendar year projection of 12.9 million units for North America, a 15 percent decline compared to calendar year 2007; 21.5 million units for Europe, which is down one percent year-over-year; and flat production of 14.8 million units for Japan and Korea.

Safe Harbor Statement

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expense, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control E,R&D and S,G&A expenses, gross margins, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “likely,” “plans,” “projects,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of automotive production worldwide, the maintenance of the Company’s market share, competitive pricing pressures, the ability to achieve purchasing cost reductions, currency fluctuations, interest rates, equity prices, the financial strength of the Company’s customers, supply chain disruptions, potential sale of OEM business segments or suppliers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam®, Z-Nav® and Rear Camera Display Mirror), and other risks identified in the Company’s filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Third Quarter Conference Call

        A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

        Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 97 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Sales	$153,056,570	$162,524,803	$501,518,401	$483,210,597

Costs and Expenses
Cost of Goods Sold	106,359,938	105,522,931	333,094,524	313,933,117
Engineering, Research & Development	13,101,431	13,251,945	39,236,174	37,974,076
Selling, General & Administrative	10,324,190	9,112,808	30,139,806	26,212,009
Other Expense (Income)	566,184	(9,215,954)	(9,139,607)	(27,197,260)

Total Costs and Expenses	130,351,743	118,671,730	393,330,897	350,921,942

Income Before Provision
for Income Taxes	22,704,827	43,853,073	108,187,504	132,288,655

Provision for Income Taxes	7,558,271	14,026,590	35,734,452	42,008,356

Net Income	$15,146,556	$29,826,483	$72,453,052	$90,280,299

Earnings Per Share
Basic	$0.11	$0.21	$0.51	$0.63
Diluted	$0.11	$0.21	$0.51	$0.63
Weighted Average Shares:
Basic	140,233,348	143,496,082	141,913,581	142,740,287
Diluted	140,443,652	144,842,628	142,214,993	143,699,262

Cash Dividends Declared per Share	$0.110	$0.105	$0.320	$0.295

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited) Sept 30, 2008	Dec 31, 2007
ASSETS
Cash and Short-Term Investments	$338,247,331	$397,988,781
Other Current Assets	146,217,549	130,505,167

Total Current Assets	484,464,880	528,493,948

Plant and Equipment - Net	216,243,386	205,609,671
Long-Term Investments and Other Assets	115,669,406	163,919,061

Total Assets	$816,377,672	$898,022,680

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$61,944,180	$68,362,705
Long-Term Debt	0	0
Deferred Income Taxes	15,690,716	22,847,779
Shareholders' Investment	738,742,776	806,812,196

Total Liabilities & Shareholders' Investment	$816,377,672	$898,022,680

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)
	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008		2007		% Change
Domestic Interior	946	1,235	-23%	3,264		3,661		-11%
Domestic Exterior	258	412	-37%	1,061		1,322		-20%
Total Domestic Units	1,204	1,647	-27%	4,325		4,983		-13%

Foreign Interior	1,695	1,443	17%	5,213		4,503		16%
Foreign Exterior	629	615	2%	2,055		1,872		10%
Total Foreign Units	2,324	2,059	13%	7,268		6,375		14%

Total Interior Mirrors	2,641	2,678	-1%	8,477		8,164		4%
Total Exterior Mirrors	887	1,028	-14%	3,116		3,193		-2%
Total Mirror Units	3,528	3,706	-5%	11,59	3	11,35	8	2%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.

End of Filing